EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Owen J. Onsum	October 24, 2006
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California 95620
(707) 678-3041

First Northern Community Bancorp 3rd Quarter Earnings Report
Earnings per Share up 5.2%; Folsom Financial Center is Open for Business

First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the third quarter of 2006. Year-to-date net income as of September 30, 2006 was reported at $6.74 million, up 4.8% over the $6.43 million earned in the same fiscal period last year. Diluted earnings per share for the nine months ended September 30, 2006 was $0.81, up 5.2% from the $0.77 reported last year (all 2005 per share earnings have been adjusted for a 6% stock dividend issued March 31, 2006). Annualized Return on Average Assets for the period ended September 30, 2006 was 1.36%, compared to 1.35% for the same period in 2005. Annualized Return on Beginning Core Equity was 15.86%, compared to 16.85% one year ago.

Total assets at September 30, 2006 were $655.8 million, an increase of $6.2 million, or 1.0% from prior-year third quarter levels. Total deposits of $577.4 million increased $3.3 million or 0.6% compared to September 30, 2005 figures. During that same period, total net loans (including loans held-for-sale) increased $37.7 million, or 8.3%, to $490.4 million.

Net income for the quarter ended September 30, 2006 was $2.05 million, down 15.3% from the $2.42 million earned in the same period in 2005. (Third quarter 2005 net income was increased through a $41 thousand, net of tax, recovery of provision for loan losses from a prior period, compared to a $478 thousand, net of tax, provision for the current quarter.) Diluted earnings per share for the quarter was $0.25, compared to $0.29 per diluted share earned a year ago.

Owen “John” Onsum, President and CEO stated, “As a result of the Federal Reserve tightening over the last 29 months, money supply growth has slowed and many financial institutions have struggled with growing deposits. Also contributing to this is a slowdown in real estate transactions causing a decline in the flow of transactional funds through the system, which is evidenced by an increasing supply of housing inventories and a decline in home prices. Given the current environment, we felt it was prudent to increase our reserves for loan losses. This had an effect on the results for this quarter, nonetheless, we had a strong quarter in spite of this action.”
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“The Bank’s Folsom Financial Center is now open for business at 2360 East Bidwell Street in the heart of the City’s business district. The Bank has a strong team of local financial experts managing the Center which offers full service banking, commercial loans, real estate mortgage loans, investment & brokerage services, as well as trust administration.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern has 12 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City, Downtown Sacramento, Roseville, and Folsom. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville, and Folsom, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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